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                              UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              SCHEDULE 13G

                UNDER THE SECURITIES EXCHANGE ACT OF 1934



                      GameTech International, Inc.
-------------------------------------------------------------------------------
                            (Name of Issuer)

                Common Stock, par value $.001 per share
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                     (Title of Class of Securities)

                               36466D 10 2
                       --------------------------
                             (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be ""filed'' for the purpose of Section 18 of the Securities Exchange Act of 1934 (""Act'') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                              SCHEDULE 13G
CUSIP NO.  36466D 10 2
           -----------

1.    NAME OF REPORTING PERSON
      Vern D. Blanchard, as Trustee of the CJB Family Trust; Vern D.
      Blanchard as Individual
________________________________________________________________________________
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                       (b) / /

________________________________________________________________________________
3.    SEC USE ONLY

________________________________________________________________________________
4.    CITIZENSHIP OR PLACE OR ORGANIZATION

      United States
_______________________________________________________________________________
                           5.    SOLE VOTING POWER
NUMBER OF                           1,274,740
SHARES                     _____________________________________________________
BENEFICIALLY               6.    SHARED VOTING POWER
OWNED BY                            0
EACH                       _____________________________________________________
REPORTING                  7.    SOLE DISPOSITIVE POWER
PERSON                              1,274,740
WITH                       _____________________________________________________
                           8.    SHARED DISPOSITIVE POWER
                                    0
________________________________________________________________________________
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,274,740
________________________________________________________________________________
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

________________________________________________________________________________
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    11.2 %
________________________________________________________________________________
12.   TYPE OF REPORTING PERSON* - IN,OO*
                                    *Trustee



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ITEM 1.           (a)  NAME OF ISSUER:

                           GameTech International, Inc.

                  (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           2209 West 1st Street, Suite 113
                           Tempe, Arizona 85281


ITEM 2.           (a)  NAME OF PERSONS FILING:
                  Vern D. Blanchard, as the Trustee of the CJB Family Trust; Vern D. Blanchard as Individual.


                  (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                       RESIDENCE:

                           2209 West 1st Street, Suite 113
                           Tempe, Arizona 85281

                  (c)  CITIZENSHIP:

                           United States


                  (d)  TITLE OF CLASS OF SECURITIES:

                           Common Stock


                  (e)  CUSIP NUMBER:

                           36466D 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  (a) / /  BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE
                           ACT,

                  (b) / / BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT,

                  (c) / / INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF
                          THE ACT,

                  (d) / / INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                          INVESTMENT COMPANY ACT,

                  (e) / / INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE
                          INVESTMENT ADVISERS ACT OF 1940,

                  (f) / / EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT
                          TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE 13d-1(b)(1)(ii)(F),

                  (g) / / PARENT HOLDING COMPANY, IN ACCORDANCE WITH RULE
                          13d-1(b)(ii)(G); SEE ITEM 7,

                  (h) / / GROUP, IN ACCORDANCE WITH RULE 13d-1(b)(ii)(H).
                          X NOT APPLICABLE



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ITEM 4.           OWNERSHIP

If the percent of the class owned, as of December 31, 1999 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                  (a) AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1999:

                      - Amount beneficially owned by the CJB Family Trust, Vern
                        D. Blanchard as Trustee:1,139,240 shares of Common
                        Stock.

                      - Amount beneficially owned by Vern D. Blanchard, as
                        individual: 140,600 shares of Common Stock. Includes 135,000 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Blanchard on November 1, 1996 and currently exercisable.

                  (b) PERCENT OF CLASS:
                        See number 11 of cover page

                  (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS AS OF
                      DECEMBER 31, 1999:

                        (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE.

                                 - 1,139,240 shares of Common Stock as Trustee
                                   of the CJB Family Trust
                                 - 5,600 shares of Common Stock held by
                                   Mr. Blanchard
                                 - 135,000 shares of Common Stock issuable upon
                                   the exercise of stock options granted
                                   November 1, 1996 and currently exercisable.


                        (ii)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE.
                                       0

                        (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF.
                                 - 1,139,240 shares of Common Stock as Trustee
                                   of the CJB Family Trust
                                 - 5,600 shares of Common Stock held by
                                   Mr. Blanchard
                                 - 135,000 shares of Common Stock issuable upon
                                   the exercise of stock options granted
                                   November 1, 1996 and currently exercisable.

                        (iv) SHARE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                                       0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                                        Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                                        Not Applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                                        Not Applicable



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ITEM 9.    NOTICE OF DISSOLUTION OF GROUP
                                        Not Applicable

ITEM 10.   CERTIFICATION
                                        Not Applicable



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                              SIGNATURE

The filing of this Amendment to Schedule 13G and the statements herein shall not be construed as an admission that I am, for the purposes of Section 13(d) or 13(g) of the Exchange Act, or for any other purpose, the beneficial owner of any of the securities described herein.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    ---------------------------------
                                                   Date

                                    ---------------------------------
                                                 Signature

                                             VERN D. BLANCHARD
                                    ---------------------------------

                                         TRUSTEE CJB FAMILY TRUST
                                    ---------------------------------
                                                Name/Title








                                    ---------------------------------
                                             Vern D. Blanchard
                                             As Individual